Exhibit 10.21

QUANTUM SPACE, INC.

FORM OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Quantum Space, Inc. (the “Company”) who is a non-employee director of the Company (each a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for their Board service. This Policy may be amended, modified, or terminated at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

A Non-Employee Director may decline all or any portion of their compensation under this Policy by delivering written notice of such election to the Company prior to the date the applicable cash compensation is to be paid or equity award is to be granted.

1.	Cash Compensation

Each Non-Employee Director will receive an annual cash retainer fee in the amount of $85,000, the Non-Executive Chairperson of the Board of Directors or, if applicable, the Lead Director will receive an additional annual cash retainer fee in the amount of $50,000 or $25,000, respectively, and the following additional annual cash fees shall be paid to the Non-Employee Director serving on or as chair of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable (collectively, the “Annual Fees”).

	Annual Committee Member Retainer	Annual Committee Chair Retainer (inclusive of Member Retainer)
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$7,500	$15,000

Annual Fees payable to Non-Employee Directors shall be paid quarterly in arrears as soon as practicable following the last business day of each fiscal quarter.

Following a Non-Employee Director’s first election or appointment to the Board of Directors, such Non-Employee Director shall receive their cash compensation prorated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If a Non-Employee Director dies, resigns, or is removed during any quarter, he or she shall be entitled to a cash payment on a prorated basis through their last day of service that shall be paid as soon as practicable following the last business day of the fiscal quarter.

2.	Equity Compensation

Equity awards granted under this Policy shall be granted under the Quantum Space, Inc. 2026 Equity Incentive Plan or any successor equity incentive plan (the “Plan”), and shall be evidenced by the Company’s standard form of award agreement, in the form approved by the Board or the Compensation Committee from time to time. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all equity awards granted hereunder are subject in all respects to the terms of the Plan.

a.	Annual Grant. Each Non-Employee Director shall be granted, automatically and without any action on the part of the Board of Directors, Restricted Stock Units (as defined in the Plan) with a grant value of $165,000, each year beginning in 2027 on the first business day after the Company’s annual meeting of stockholders (the “Annual Grant”).

b.	Initial Grant. Each new Non-Employee Director (including any Non-Employee Director whose election to the Board of Directors was approved at the special meeting of shareholders of Inflection Point Acquisition Corp. VI on [●], 2026) shall be granted, under the Plan, Restricted Stock Units with a grant value of $165,000, on the first business day after the date that the Non-Employee Director is first appointed or elected to the Board of Directors or as soon as reasonably practicable thereafter (the “Initial Grant” and, together with the Annual Grants, the “Director Grants”).

c.	Director Limit. Director Grants are subject to the terms of the Plan which limit the value of awards that may be made under the Plan to Non-Employee Directors.

d.	Vesting; Change of Control. Each Annual Grant, and any Initial Grant that is awarded contemporaneously with an Annual Grant, shall vest on the earlier of (i) the day immediately proceeding the date of the first Annual Meeting following the date of grant (or, if a Non-Employee Director’s service ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election, the date immediately prior to such Annual Meeting) and (ii) the first anniversary of the date of grant, in each case subject to the Non-Employee Director’s continued service on the Board through the applicable vesting date (“Continuous Service”). Any Initial Grant that is awarded non-contemporaneously with an Annual Grant (i.e., between Annual Meeting dates) shall vest on the first anniversary of the date of grant, subject to the Non-Employee Director’s continued service on the Board through such vesting date. No portion of a Director Grant that is unvested at the time of a Non-Employee Director’s termination of Continuous Service shall become vested thereafter. Notwithstanding the foregoing, if a Non-Employee Director remains in Continuous Service until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to each of their then-outstanding Director Grants shall become fully vested immediately prior to the closing of such Change in Control.

e.	Termination of Service due to Death or Disability. In the event of a Non-Employee Director’s Termination of Service (as defined in the Plan) by reason of death or permanent disability, the shares subject to each of their then-outstanding Director Grants shall become fully vested immediately as of the Termination of Service date.

f.	Calculation Grant Value of a Restricted Stock Unit Award. The value of a Restricted Stock Unit to be granted under this policy will be determined based on the applicable per share Fair Market Value (as defined in the Plan) on the grant date.

3.	Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for their reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.